Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement pertaining to the Wilson Bank Holding Company 2016 Equity Incentive Plan, with respect to our report on the consolidated financial statements of Wilson Bank Holding Company and with respect to the effectiveness of internal control over financial reporting of Wilson Bank Holding Company, included in Wilson Bank Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Maggart & Associates, P.C.
Maggart & Associates, P.C.

Nashville, Tennessee
April 26, 2016